Exhibit 12.1

                Computation of Ratio of Earnings to Fixed Charges

                          MIRAVANT MEDICAL TECHNOLOGIES
        COMPUTATION OF RATIO OF EARNINGS AVAILABLE TO COVER FIXED CHARGES
                       (in thousands except ratio amounts)

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

                                   --------------------------------------------------------------------------
                                                         Fiscal Year Ended December 31,
                                       1997            1998            1999           2000           2001
Pretax loss  from continuing
  operations..................    $  (30,209)      $  (28,064)     $  (22,256)   $  (25,993)    $  (16,402)
Interest expense..............             6                1             434         2,254          2,139
Interest portion of rent expense         182              184             216           222            155
                                   ----------       ----------      ----------    ----------     ----------
      Losses..................    $  (30,021)      $  (27,879)     $  (21,606)   $  (23,517)    $  (14,108)
Interest expense..............             6                1             434         2,254          2,139
Interest portion of rent expense         182              184             216           222            155
                                   ----------       ----------      ----------    ----------     ---------
      Fixed Charges...........    $      188       $      185      $      649    $    2,476     $    2,294
Deficiency of earnings to cover
   fixed   charges ...........    $  (30,209)      $  (28,064)     $  (22,256)   $  (25,993)    $  (16,402)

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